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                                                                      EXHIBIT 99


                             DIRECT STOCK PURCHASE
                                      AND
                           DIVIDEND REINVESTMENT PLAN

          This Plan supersedes the Sizeler Property Investors, Inc. Dividend Reinvestment Plan in its entirety. Stockholders who are currently participating in the Sizeler Property Investors, Inc. Dividend Reinvestment Plan will be automatically enrolled in the Plan.

1.   Definitions

          The following terms when used herein shall have the following definitions:

          "Agent" shall mean any dividend reinvestment agent as from time to time may be appointed by the Company as agent to administer the Plan. The Company has appointed The Bank of New York as Agent for the Plan.

          "Authorization Form" shall mean such authorization form as the Company or the Agent may from time to time or upon request furnish a person or entity and which shall be returned to the Agent by such person or entity to indicate their election to participate in specified portions of the Plan.

          "Cash Payment" shall have the meaning set forth in Paragraph 8.

          "Common Stock" shall mean shares of common stock, $0.01 par value per share, of the Company.

          "Company" shall mean Sizeler Property Investors, Inc.

          "Dividend Payment Date" shall mean the date on which dividends are paid on the Common Stock. These dates usually occur in the fourth week of March, June, September and December.

          "Enrollment Fee" shall have the meaning set forth in Paragraph 26.

          "Initial Cash Payment" shall have the meaning set forth in Paragraph 9.

          "Instructions" shall mean the instructions given to Agent by submitting an Authorization Form, a Transaction Request Form or by other means approved by Agent.

          "New York Stock Exchange" shall mean the New York Stock Exchange, Inc. or any successor institution on which the Common Stock is listed.
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          "Participant" shall mean any person or entity who has returned a properly completed Authorization Form to the Company or the Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by the Company.

          "Plan" shall mean this Direct Stock Purchase and Dividend Reinvestment Plan.

          "Purchase Date" shall have the meaning set forth in Paragraph 7.

          "Securities Act" shall have the meaning set forth in Paragraph 12.

          "Transaction Request Form" shall have the meaning set forth in Paragraph 5.

2.   Purpose

          The purpose of this Plan is to enable Participants to (i) have all or part of their Common Stock dividends automatically reinvested in additional shares of Common Stock of the Company; (ii) make additional cash purchases of Common Stock, including monthly purchases by automatic deduction from a designated bank account; and (iii) make initial investments in Common Stock. The Company will pay all service charges and brokerage commissions incurred in connection with dividend reinvestment.

3.   Eligibility for Participation in the Plan

          Any person, whether or not a holder of record of shares of Common Stock, is eligible to participate in the Plan and may do so by completing, signing and returning to the Company or the Agent the Authorization Form furnished to them by the Company or the Agent. The Agent shall make such arrangements as are necessary and customary to permit participation in the Plan by beneficial owners of Common Stock whose shares are registered in names other than their own through brokers, banks, nominees or other record holders; provided, however, that the Company reserves the right to refuse to permit such a broker, bank, nominee or other record holder to participate in the Plan if the terms of such participation would in the Company's judgment result in excessive cost or burden to the Company or endanger the Company's status as a real estate investment trust. Although the Common Stock is not registered in their own names, the Company may permit participants in its employee benefits plan to participate in the Plan on such terms and conditions as the Company may from time to time establish for such purposes. The Company reserves the right to exclude from participation in the Plan or modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices that are not consistent with the purposes of the Plan, including but not limited to utilization of the Plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the Common Stock.

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4.   Administration of the Plan

          The Agent shall administer the Plan and, unless otherwise set forth herein, the Company shall pay all the costs of such administration. The Agent will maintain records and perform such other duties as may be required. In addition, the Agent will send to each Participant (i) after each purchase or sale of Common Stock, a statement that will show the amount of the Cash Payment or dividend, the purchase or sale price per share of Common Stock, the number of shares of Common Stock purchased or sold, the total number of certificated and noncertificated shares of Common Stock owned by the Participant and the total number of shares of Common Stock owned by the Participant; and (ii) annual and other reports to stockholders, proxy statements and income tax information for reporting dividends. Common Stock purchased by a Participant through Cash Payments or reinvested dividends will be credited to the Participant's plan account. Upon request of the Participant, the Agent will furnish certificates for shares of Common Stock in the Participant's Plan account. No certificates will be issued for fractional shares but the market value thereof will be paid in cash to a requesting Participant.

          The Agent will have the responsibility for furnishing certificates for shares of Common Stock and any cash payment in lieu of fractional shares owned by a Participant upon request or termination of participation by the Participant.

5.   Reinvestment of Dividends

          Participants may elect to have dividends on all or part of their Common Stock automatically reinvested by completing the Authorization Form or the tear-off instructions on the bottom of each account statement ("Transaction Request Form") to that effect and returning such form to the Agent.
Reinvestment of dividends shall commence with dividends paid on the next Dividend Payment Date following receipt of the Authorization Form or Transaction Request Form provided it is received before the record date for the dividend. Should an Authorization Form or Transaction Request Form be received by the Agent on or after the record date, dividend reinvestment will commence with the following dividend.

6.       Purchase of Shares

          The Agent shall apply all dividend reinvestments and Cash Payments to the purchase of Common Stock. Such purchases shall be made directly from the Company or, in the Company's discretion, in open market purchases or from third parties in privately negotiated transactions. The price at which Common Stock shall be purchased under the Plan on each Purchase Date shall be 97% of the average of the high and low sales prices of the shares of Common Stock as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions, on the Purchase Date, or if no such transactions are reported on such date, then on the next preceding date when such shares of Common Stock have been sold. If The Wall Street Journal is not published on a Purchase Date, the Company

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may determine the price of the Common Stock by reference to The New York
Times or by any other appropriate method.

7.   Purchase Procedures

          The Agent shall purchase Common Stock on behalf of the Plan once a month, on the last business day of the month (each, a "Purchase Date"), with the proceeds of all dividend payments received by the Agent prior to such Purchase Date and Cash Payments received by the Agent at least one business day prior to such Purchase Date, except to the extent that applicable law may require the curtailment or suspension of or otherwise limit purchases of Common Stock. Upon completion of the purchase of Common Stock by the Agent with any payment received by it representing dividends and/or Cash Payments, the Agent shall calculate the number of shares of Common Stock purchased and the aggregate purchase prices for purchases from dividends and for purchases from Cash Payments. Any funds received after the deadline will be invested with the next monthly investment. No interest will be paid on any funds held by the Agent between Purchase Dates.

8.   Cash Payments

          Any Participant may, at his or her option, at any time and from time to time, send to the address indicated in Paragraph 25 a check or money order payable to the order of "Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan," in any amount not less than $50 but not in an amount or in amounts aggregating more than $20,000 in any one calendar month, accompanied by Instructions directing that the payment be applied to the purchase of additional shares of Common Stock for the Participant under the Plan. Any such Cash Payment by a Participant, as well as any Initial Cash Payment described in Paragraph 9, is referred to herein as a "Cash Payment."
The Agent shall credit a Cash Payment to the Plan account of the Participant as described in Paragraph 7 above. The Agent shall apply all such Cash Payments, whether received in conjunction with dividend reinvestments or separately, to the purchase of additional shares of Common Stock as described in Paragraph 6 above. Cash Payments will not be accepted by the Agent if a Participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of a purchase or what the Participant's balance will be following a purchase. Participants may obtain a refund of any Cash Payment not yet invested provided the request for such refund is received in writing at the address indicated in Paragraph 25 at least two business days prior to the time the payment would otherwise be applied to the purchase of additional shares. All Cash Payments must be in United States funds and drawn on a United States bank. Third party checks and checks not drawn on a United States bank and payable in United States funds will not be accepted and will be returned to sender. The Agent cannot purchase shares for the Participant without advance payment. A Participant may authorize the Agent (using such forms as shall be acceptable to the Agent) to deduct a specified amount each month as a Cash Payment from an account maintained by such Participant at a bank or other financial institution ("EFT"), and any such automatic transfer of funds shall be treated in the same manner as other Cash Payments. Once

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the form is received and processed (which normally takes approximately two weeks) funds will automatically be deducted each month from the designated account on the 25/th/ day of each month (unless such day is not a business day in which event the funds automatically will be deducted on the business day immediately preceding the 25/th/) and will be invested on the next Purchase Date. Automated funds transfers may be for as little as $50 per month, but in no case for more than $20,000 per month. It is not possible for the Agent to tell a Participant in advance how much money to send for the purchase of a full or fractional share because the per share price will not be known until the shares are purchased. In the event a check or EFT sent to Agent by a Participant is not honored for any reason, including but not limited to insufficient funds, the Agent reserves the right to sell shares from a Participant's account to recover the amount owed to Agent.

9.   Initial Direct Stock Purchase

          Any person or entity who is not a holder of record of shares of Common Stock may join the Plan by completing and signing an Authorization Form and returning it to the Agent together with a check or money order (an "Initial Cash Payment") payable to "Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan," in any amount not less than $500, but not more than $20,000. Upon acceptance of such Initial Cash Payment and completed Authorization Form, such person or entity will become a Participant under the Plan.

10.  Sale of Shares

          A Participant may sell any or all shares held in the Participant's Plan account by submitting Instructions to the Agent as set forth in Question 25 below. As with purchases, the Agent aggregates all requests to sell shares, then sells the total share amount on the open market. The shares will be sold on any exchange on which the Company's Common Stock is listed. The selling price will not be known until the sale is completed.

          PARTICIPANTS SHOULD BE AWARE THAT THE COMMON STOCK PRICE MAY FALL DURING THE PERIOD BETWEEN A REQUEST FOR SALE, ITS RECEIPT BY AGENT AND THE ULTIMATE SALE ON THE OPEN MARKET. INSTRUCTIONS SENT TO AGENT TO SELL SHARES ARE BINDING UPON PARTICIPANTS AND MAY NOT BE RESCINDED. PARTICIPANT IS RESPONSIBLE FOR ALL SERVICE FEES AND BROKERAGE COMMISSIONS INCURRED IN CONNECTION WITH A SALE OF ANY SHARES HELD IN THE PARTICIPANT'S ACCOUNT.

11.  Transfer of Shares

          A Participant may transfer ownership of all or part of his or her shares held in the Plan through gift, private sale or otherwise, by mailing to the Agent at the address in Question 25 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the

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same requirements as the transfer of Common Stock certificates.  The Agent will provide Participants with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Agent will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

          Book-to-book transfers, which involve transferring shares from an existing participant account in the Plan to a new participant account should follows the steps listed below.

     .        Call the Agent's toll-free telephone number 1-800-524-4458 and request a Plan brochure and Authorization Form. Complete the form providing the full registration name, address and social security number of the new Participant to whom shares are being transferred.

     .        The completed Authorization Form should be sent to the Agent together with a written request indicating the number of shares (full and fractional) which should be transferred to the new Participant. All persons registered as account Participants should sign the Authorization Form, and their signatures should be guaranteed by a bank, broker or financial institution that is a member of the Signature Guarantee Medallion program.

     .        Unless otherwise directed in the Authorization Form, the credited
(new) account will be enrolled in the Plan and all dividends on the transferred shares will be reinvested in additional shares of Common Stock.

12.  Number of Shares

          We have authorized 600,000 shares of Common Stock to be issued and registered under the Securities Act of 1933 (the "Securities Act")for offering pursuant to the Plan. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan.

13.  Calculation of Common Stock Purchased

          The number of shares of Common Stock purchased, including fractional shares of Common Stock rounded to four decimal places, shall be determined by dividing the amount of the dividends reinvested and/or the Cash Payments by the purchase price per share of Common Stock.

14.  Modification or Termination of Participation

          Participants may modify participation in the dividend reinvestment portion of the Plan by notifying the Agent in writing of the increased or decreased number of shares of

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Common Stock with which they wish to participate. Participants may terminate participation in the dividend reinvestment portion of the Plan at any time by notifying the Agent in writing to that effect. Any notice is effective only upon receipt. If such notice is received by the Agent before any record date for dividend payment, the Agent will modify or terminate the reinvestment of the Participant's dividends under the Plan as of that Dividend Payment Date. To reenter the Plan after termination, the stockholder must complete a new Authorization Form. The Agent may terminate the participation of any account by written notice to the Participant and to the Company. Upon termination of participation in the Plan, the Agent will send the Participant a certificate for the Common Stock and cash for any fractional shares of Common Stock, as provided herein.

          The Agent shall terminate the Participant's Plan account upon receipt of written notice of the Participant's death or adjudication of incompetency, provided, however, in the event of any such notice, the Agent shall retain all Common Stock in the Participant's Plan account until the Participant's legal representative shall have been appointed and furnished proof satisfactory to the Agent of the legal representative's right to receive such Common Stock.

15.  Termination Fee

          A service charge of $5.00 will be charged by the Agent and deducted from the Participant's account in the event of termination by the Participant of his or her participation in the Plan.

16.  Certificates for Purchased Common Stock

          A stockholder who has purchased Common Stock under the Plan and wishes to obtain certificates for those shares of Common Stock may do so by notifying the Agent in writing to that effect. However, no certificate will be issued for fractional shares of Common Stock. The market value of any fractional shares will be paid in cash to a stockholder requesting a certificate for all of his or her noncertificated shares of Common Stock.

17.  Certificate Safekeeping

          The Agent will provide certificate safekeeping. Participants who wish to deposit their Common Stock certificates with the Agent shall mail their written request and their certificates, unendorsed, to the Agent.

18.  Stock Splits, Stock Dividends and Rights Offerings

          Any dividends of Common Stock resulting from stock splits, stock dividends or a rights offering will be credited to the Participant's Plan account.

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19.  Voting

          All Common Stock credited to a Participant's account under the Plan shall be voted by the Participant. If on the record date for a meeting of stockholders there are shares of Common Stock credited to the Plan account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's Common Stock, including shares of Common Stock credited to the Participant's Plan account. If the Participant returns an executed proxy to the Agent, the Common Stock will be voted as directed with respect to all of Participant's shares of Common Stock (including any fractional shares), or the Participant may vote all of the Common Stock in person at the meeting. In the absence of any such direction or attendance at the meeting, such Common Stock will not be voted by the Agent.

20.  Liability

          Neither the Company, the Agent, nor any agent for either, in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability (i) arising out of a failure to terminate the Participant's account upon such Participant's death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency; (ii) with respect to the prices at which shares are purchased for a Participant's account; or (iii) with respect to any fluctuation in market value before or after any purchase of shares. Neither the Agent, the Company nor any agent for either shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

21.  Tax

          It is understood that the automatic reinvestment of dividends or investment of Cash Payments under this Plan does not relieve the Participant of any income tax liability arising as a result of such dividends and investments. The Plan will report to each Participant the amount of dividends and investments credited to the Participant's account.

22.  Termination, Suspension or Modification

          The Company reserves the right to modify, suspend or terminate the Plan at any time by written instrument.

23.  Checks or Drafts

          The Participant shall have no right to draw checks or drafts against the Participant's Plan account or to give instructions to the Agent in respect of any shares of Common Stock held therein except as expressly provided herein. A Participant who wishes to pledge or assign any shares in his Plan Account must terminate the account to the extent of those shares of Common Stock the Participant intends to pledge or assign.

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24.  Compliance with Applicable Law and Regulations

          The Company's obligation to offer, issue or sell its Common Stock hereunder shall be subject to the Company's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Common Stock. The Company may elect not to offer or sell its Common Stock hereunder to stockholders residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky or securities laws makes that offer or sale impracticable or inadvisable.

25.  Notices

          Participants may contact the Agent by writing to:

          The Bank of New York
          P.O. Box 11258
          Church Street Station
          New York, New York 10286-1258

          For transfers, sales, withdrawals or optional additional cash investments instructions should be sent to:

          The Bank of New York
          Dividend Reinvestment Department
          P. O. Box 1958
          Newark, New Jersey 07101-9774

or by telephoning the Stockholder Customer Service Helpline at (800)524-4458 (automated assistance is available 24 hours a day, seven days a week; customer service representatives are available 8:00 a.m. - 8:00 p.m., Eastern Standard Time, each business day).

          The Agent may also be contacted at the Internet address

http://stock.bankofny.com or the e-mail address: Shareowner-svcs@bankofny.com.

          Notices to the Participant may be given by the Agent by first-class mail, postage prepaid, addressed to the Participant at his or her last known address as reflected by the records of the Agent. The Participant agrees to notify the Agent promptly in writing of any change of address.

26. What Fees Will Be Charged To Participants? For current participants in the Company's Dividend Reinvestment Plan, there will be no charge or commission payable as a result of conversion to the Plan. Persons not currently enrolled in the Company's Dividend Reinvestment Plan and persons not currently Company shareholders will be charged a $7.50 enrollment fee and a $2.50 investment fee (collectively, the "Enrollment Fee"). For sales and

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purchases by Participants under the Plan, Participants will be charged $0.10 per share (the "Brokerage Commission"), plus 5% of the purchase or sales price of the shares (the "Transaction Fee"). To the extent, shares are purchased directly from or sold directly to the Company, Participants will not be charged the Brokerage Commission but will be charged the Transaction Fee. In all instances, the maximum amount of the Transaction Fee is $3.00. A service charge of $5.00 will be charged by the Agent and deducted from a Participant's account in the event of termination by the Participant of his or her participation un the Plan. All other fees and expenses will be paid by us.

27.  Governing Law

          This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

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